EXHIBIT 4.24

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT (as amended, modified, supplemented, restated or replaced from time to time, this “Agreement”), dated as of [●], made by and between Quantum Biopharma Ltd., a corporation existing under the laws of Ontario (the “Obligor”), in favor of [●] (the “Secured Party”).

WHEREAS the Obligor has received signed subscription agreements and has issued certificates representing up to $5,000,000 principal amount of secured convertible debentures of the Obligor dated on or about the date hereof, and may, from time to time, issue various additional secured convertible debentures to holders thereof (collectively, the “Purchasers” and each a “Purchaser”) (all such notes on equal form (other than with respect to dates entered into and principal amount) entered into as of the date hereof, or in the future, as the same may be amended, restated, modified or replaced from the time to time, the “Debentures”).

AND WHEREAS the Purchasers and the Secured Party may enter into an agency and interlender agreement as of the date hereof (the “Agency and Interlender Agreement”) with respect to the Secured Obligations (as therein defined) and the security interests granted in favour of the Secured Party, for and on behalf of the Purchasers, by the Obligor and each other Person guaranteeing the payment and performance of all indebtedness, obligations and liabilities of the Obligor to the Secured Party, for and on behalf of the Purchasers.

AND WHEREAS as a condition for subscribing for the Debentures, the Purchasers require, among other things, that the Obligor grant to the Secured Party, for the benefit of the Purchasers, a lien on and security interest in the personal property and fixtures of the Obligor described herein subject to the terms and conditions hereof.

AND WHEREAS the Obligor will substantially benefit from the proceeds raised through the subscription by the Purchasers for the Debentures.

AND WHEREAS the Obligor has duly authorized the execution, delivery and performance of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and in order to induce the Purchasers to subscribe for the Debentures, the Obligor agrees with the Secured Party, for the benefit of each Purchaser, as follows:

1. As general and continuing security for the payment and performance of the Obligations (as defined hereinafter) the Obligor assigns, transfers, sets over, grants a security interest in, mortgages and charges to the Secured Party, for the benefit of the Purchasers, as and by way of a fixed and specific mortgage, charge and security interest in, all of the present and after acquired personal property and all of the present and future assets, property (personal) and undertaking of the Obligor (excluding any personal property, assets, property and undertaking to the extent the Secured Party is prohibited from taking possession of or obtaining a security interest in such personal property, assets, property and undertaking pursuant to applicable law) and in all right, title and interest which the Obligor now has or may hereafter have in all of its assets, property and undertaking, including without limitation, all present and after acquired assets, property and undertaking of the kinds hereinafter described (collectively, the “Collateral”):

(a)	All goods comprising the inventory of the Obligor, including but not limited to goods held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in progress or materials used or consumed in a business or profession or finished goods, including, without limitation, “inventory” as defined in the PPSA (hereinafter sometimes collectively referred to as “Inventory”).

(b)	All goods which are not inventory or consumer goods, including but not limited to furniture, fixtures, equipment, machinery, plant, tools, vehicles and other tangible personal property, including, without limitation, “equipment” as defined in the PPSA (hereinafter sometimes collectively referred to as “Equipment”).

(c)	All Computer Hardware and Software Collateral (as defined below).

(d)	All accounts, debts, demands and choses in action which are now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Obligor and all claims of any kind which the Obligor now has or may hereafter have, including but not limited to claims against the Crown and claims under insurance policies (hereinafter sometimes collectively referred to together with intangibles and the Collateral described in paragraphs 1(f) and (n) as “Receivables”).

(e)	All Intellectual Property Collateral (as defined below).

(f)	All chattel paper.

(g)	All warehouse receipts, bills of lading and other documents of title, whether negotiable or not.

(h)	All Equity Interest Collateral (as defined below).

(i)	All financial assets.

(j)	All securities entitlements.

(k)	All investment property.

(l)	All securities accounts in the name of the Obligor, including any and all assets of whatever type or kind deposited in or credited to such securities accounts, including all financial assets, all security entitlements related to such financial assets, and all certificates and other instruments from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received or receivable upon or otherwise distributed or distributable in respect of or in exchange for any or all of the foregoing.

(m)	All rights, contracts (including, without limitation, rights and interests arising thereunder or subject thereto), instruments, agreements, licences, permits, consents, leases, policies, approvals, development agreements, building contracts, performance bonds, purchase orders, plans and specifications all of which may or may not be personal property but may be rights in which the Obligor has interests, all as may be amended, modified, supplemented, replaced or restated from time to time.

(n)	All rents, present or future, under any lease or agreement to lease any part of the lands of the Obligor or any building, erection, structure or facility now or hereafter constructed or located on such lands, income derived from any tenancy, use or occupation thereof and any other income and profit derived therefrom.

(o)	All intangibles, including but not limited to all money, cheques, deposit accounts, letters of credit, advances of credit and goodwill.

(p)	With respect to the property described in paragraphs 1(a) to (o) inclusive, all books, accounts, invoices, letters, papers, documents and other records in any form evidencing or relating thereto and all contracts, securities, instruments and other rights and benefits in respect thereof.

(q)	With respect to the property described in paragraphs 1(a) to (p) inclusive, all substitutions and replacements thereof and increases, additions and accessions thereto.

(r)	With respect to the property described in paragraphs 1(a) to (q) inclusive, all proceeds therefrom including personal property in any form or fixtures derived directly or indirectly from any dealing with such property or proceeds therefrom and any insurance or other payment as indemnity or compensation for loss of or damage to such property or any right to such payment, and any payment made in total or partial discharge or redemption of an intangible, chattel paper, instrument or security.

The security interest created hereby shall not charge, encumber, create a lien upon or otherwise mortgage any consumer goods which the Obligor may own. In this Agreement, the words “accessions”, “account”, “chattel paper”, “consumer goods”, “document of title”, “equipment”, “goods”, “instrument”, “intangible”, “inventory” and “proceeds” shall have the same meanings as their defined meanings in the Personal Property Security Act (Ontario), as amended, re-enacted or replaced from time to time (the “PPSA”), and the terms “certificated security”, “entitlement holder”, “entitlement order”, “financial asset”, “security”, “securities account”, “security entitlement”, “security intermediary” and “uncertificated security” whenever used herein have the meanings given to these terms in the Securities Transfer Act (Ontario) (the “STA”) as amended, re-enacted or replaced from time to time.

The said mortgage, charge and security interest shall not extend or apply to the following:

(i)	The last day of the term of any lease or any agreement therefor now held or hereafter acquired by the Obligor, but should such mortgage, charge and security interest become enforceable, the Obligor shall thereafter stand possessed of such last day and shall hold it in trust to assign the same to any Person acquiring such term or the part thereof mortgaged and charged in the course of any enforcement of the said mortgage, charge and security or any realization of the subject matter thereof.

(ii)	Any present or after-acquired agreement, right, franchise, licence or permit (for the purpose of this paragraph, the “contractual rights”) to which the Obligor is a party or of which the Obligor has the benefit to the extent that the creation of the mortgage, charge or security therein would constitute a breach of the terms of or permit any Person to terminate any of the contractual rights or otherwise constitute a breach of or violation under any existing law, statute or regulation to which the Obligor is subject, provided that all such contractual rights will be held in trust by the Obligor for the benefit of the Secured Party, for and on behalf of the Purchasers. Notwithstanding the foregoing, the said mortgage, charge and security interest shall apply to any proceeds of the disposition of any such contractual rights and the Obligor further agrees to hold such proceeds in trust for the Secured Party, for and on behalf of the Purchasers, and to keep such proceeds in a segregated account for the benefit of the Purchasers. In addition, the said mortgage, charge and security interest shall extend to the contractual rights upon delivery by the Secured Party to the Obligor of written notice to such effect following the occurrence of an Event of Default.

2. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Agency and Interlender Agreement, and, in this Agreement:

(a)	“Agreement” means this general security agreement and all renewals, substitutions, amendments and replacements hereof. The terms “Section”, “Subsection” and “Paragraph” and similar terms refer to the specified section, subsection, paragraph or other portion of this general security agreement, and the expressions “herein”, “hereof”, “hereto”, “above”, “below” and similar expressions used in this general security agreement refer and relate to the whole of this general security agreement and not to any part unless otherwise expressly provided.

(b)	“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions of: (a) statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, treaties, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case applicable to or binding upon such Person, property, transaction or event.

(c)	“Computer Hardware and Software Collateral” means:

(i)	all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(ii)	all software programs (including both source code, object code and all related applications and data files), whether now owned, licenced or leased or hereafter acquired by the Obligor, designed for use on the computers and electronic data processing hardware described in clause (i) above;

(iii)	all firmware associated therewith;

(iv)	all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (i) through (iii); and

(v)	all rights with respect to all of the foregoing, including, without limitation, any and all intellectual property rights, copyrights, leases, licences, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

(d)	“Control Agreement” means:

(i)	with respect to any uncertificated securities included in the Collateral, an agreement between the issuer of such uncertificated securities and another Person whereby such issuer agrees to comply with instructions that are originated by such Person in respect of such uncertificated securities, without the further consent of the Obligor; and

(ii)	with respect to any security entitlements in respect of financial assets deposited in or credited to a securities account included in the Collateral, an agreement between the securities intermediary and another Person in respect of such security entitlements pursuant to which such securities intermediary agrees to comply with any entitlement orders with respect to such security entitlements that are originated by the Secured Party, without the further consent of the Obligor.

(e)	“Copyright Collateral” means:

(i)	all copyrights (including without limitation copyrights for semi-conductor chip product mask works and all integrated circuit topography) of the Obligor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world, and all applications for registration thereof, whether pending or in preparation, and all copyrights resulting from such applications;

(ii)	all extensions and renewals of any thereof;

(iii)	all copyright licences and other agreements providing the Obligor with the right to use any of the items of the type referred to in clauses (i) and (ii);

(iv)	the right to sue for past, present and future infringements of any of the Copyright Collateral referred to in clauses (i) and (ii) and, to the extent applicable, clause (iii); and

(v)	all proceeds of the foregoing, including, without limitation, licences, royalties, income, payments, claims, damages and proceeds of suit.

(f)	“Equity Interest Collateral” means all instruments, shares, stock, equity interests, warrants, bonds, debentures, debenture stock or other securities relating to the Obligor’s equity interests in each of the Guarantors, whether certificated or uncertificated.

(g)	“Event of Default” has the meaning ascribed to the term in the Debentures.

(h)	“Governmental Authority” means: (a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances; (b) any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and (c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

(i)	“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

(j)	“Obligations” means all of the present and future indebtedness, liabilities and obligations of the Obligor of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency, and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization of the Obligor, whether or not allowed or allowable as a claim in any such case, proceeding or other action) to the Purchasers (and their Affiliates) under, in connection with, relating to or with respect to the Debentures and each of the security documents to which they are a party, and any unpaid balance thereof.

(k)	“Patent Collateral” means:

(i)	all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world;

(ii)	all reissues, divisions, continuations, continuations-in-part, extensions, renewals and re-examinations of any of the items described in clause (i);

(iii)	all patent licences and other agreements providing the Obligor with the right to use any of the items of the type referred to in clauses (i) and (ii);

(iv)	the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent licence; and

(v)	all proceeds of, and rights associated with, the foregoing (including licence royalties and proceeds of infringement suits), and all rights corresponding thereto throughout the world.

(l)	“Permitted Encumbrances” shall have the meaning ascribed to such term in the Debentures.

(m)	“Person” means an individual, company, partnership (whether or not having separate legal personality), corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government, state or political subdivision thereof.

(n)	“Trademark Collateral” means:

(i)	all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear and designs (all of the foregoing items in this clause (i) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the Trade-marks Branch of the Canadian Intellectual Property Office or in any office or agency of Canada or any Province thereof or any foreign country, and all reissues, extensions or renewals thereof;

(ii)	all Trademark licences and other agreements providing the Obligor with the right to use any items of the type described in clause (i);

(iii)	all of the goodwill of the business connected with the use of, and symbolized by, the items described in clause (i);

(iv)	the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clauses (i) and (ii); and

(v)	all proceeds of, and rights associated with, the foregoing, including any claim by the Obligor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark licence, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark licence and all rights corresponding thereto throughout the world.

(o)	“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential or proprietary or useful information (to the extent such confidential, proprietary or useful information is protected by the Obligor against disclosure and is not readily ascertainable) and all know-how obtained by or used in or contemplated at any time for use in the business of the Obligor, including without limitation recipes and food processing know-how (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licences, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret licence.

3. The fixed and specific mortgages and charges and the security interest granted under this Agreement secure payment and performance of all Obligations.

4. The Obligor hereby represents and warrants to the Purchasers as at the date of this Agreement and as at the date of the acquisition by the Obligor of Collateral (including any acquisition of Collateral after the date hereof) as follows:

(a)	The Obligor is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power to enter into this Agreement, this Agreement has been duly authorized by all necessary corporate action on the part of the Obligor and constitutes a legal and valid agreement binding of the Obligor, enforceable against the Obligor in accordance with its terms; the making and performance of this Agreement will not result in the breach of, constitute a default under, contravene any provision of, or result in the creation of, any lien, charge, security interest, encumbrance or any other rights of others upon any property of the Obligor pursuant to any agreement, indenture or other instrument to which the Obligor is a party or by which the Obligor or any of its property may be bound or affected.

(b)	All of the Collateral (i) is located at the places specified in Schedule I hereto, and (ii) is, or when the Obligor acquires any right, title or interest therein, will be the sole property of the Obligor, free and clear of all liens, charges, security interests, encumbrances or any other rights, except: (x) the Permitted Encumbrances; (y) as may be permitted by the Debentures; and (z) for those permitted liens expressly consent to in writing by the Secured Party.

(c)	With respect to any material Intellectual Property Collateral:

(i)	such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part; and

(ii)	the Obligor is the exclusive owner of the entire right, title and interest in and to such Intellectual Property Collateral owned by the Obligor and is entitled to use the Intellectual Property Collateral leased or licensed to the Obligor and, to its knowledge, no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party.

(d)	The security interest created by this Agreement, once properly perfected in accordance with Applicable Law, will be a valid first priority security interest in the Collateral, subject only to the Permitted Encumbrances and permitted liens expressly consent to in writing by the Secured Party.

(e)	The address of the Obligor’s chief executive office, principal place of business and the office where it keeps its records respecting the Receivables is that given at the end of this Agreement.

(f)	The Obligor has not granted “control” (within the meaning of such term under the STA) over any investment property forming part of the Collateral to any Person other than the Secured Party.

(g)	Except for Canadian Securities Exchange filings, and the filings and registrations necessary to perfect the security interests created herein or otherwise provided for in the Debentures, no authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required for the grant by the Obligor of the security interest granted hereby in the Collateral or for the execution, delivery and performance of this Agreement by the Obligor.

5. So long as any portion of the Obligations shall remain unpaid, the Obligor covenants with the Secured Party, for and on behalf of the Purchasers, that it will comply with or perform, or cause to be complied with or performed, the following obligations:

(a)	The Obligor shall maintain, use and operate the Collateral in accordance with past business practices and in accordance with the terms and conditions of the Debentures.

(b)	The Obligor shall keep proper books of account with respect to the Collateral in accordance with generally accepted accounting practice.

(c)	The Obligor shall not sell, lease or otherwise dispose of the Collateral without the prior written consent of the Secured Party, except as permitted by the Debentures or in the ordinary course of business, which shall include the sale of inventory and finished products, and the lease and sublease of properties of the Obligor in the ordinary course of business.

(d)	The Obligor shall, upon reasonable request by the Secured Party, execute and deliver all such financing statements, certificates, further assignments and documents and do all such further acts and things as may be necessary and reasonably requested by the Secured Party to give effect to the intent of this Agreement.

(e)	The Obligor acknowledges that no material Collateral shall become affixed to any real property not subject to a security interest in favour of the Secured Party without the prior written consent of the Secured Party.

(f)	The Obligor will immediately, and in any event within 24 hours, notify the Secured Party if it becomes aware that any Person has the right to go into, collect or seize possession of the Collateral by means of execution, garnishment or other legal process.

(g)	Except with respect to goods in transit or with respect to Equipment out for repair, the Obligor shall keep all material Equipment and other tangible personal property of the Obligor in jurisdictions in which all required filings have been made for the perfection of the security interests created hereby.

(h)	With respect to any Equipment or Inventory in the possession or control of any third party, upon the request of the Secured Party, acting reasonably, the Obligor shall notify such third party of the Purchasers’ security interest in such Equipment or Inventory and, upon the Secured Party’s request following the occurrence and during the continuance of an Event of Default, direct such third party to hold all such Equipment or Inventory for the Purchasers’ account and subject to the Secured Party’s instructions.

(i)	The Obligor shall not change the location of its chief executive office or the location of the office where it keeps its records respecting the Receivables without giving prior written notice to the Secured Party of the new location and the date upon which such change is to take effect.

(j)	In the event of an Event of Default which is continuing, upon the reasonable request of the Secured Party, the Obligor shall deliver to the Secured Party possession of all originals of all negotiable documents, instruments and chattel paper owned or held by the Obligor evidencing an aggregate amount payable in excess of $150,000 or evidencing any right in goods in an aggregate amount exceeding $150,000 (duly endorsed in blank, if requested by the Secured Party).

(k)	If an Event of Default shall have occurred and be continuing, at the written direction of the Secured Party, all proceeds of Collateral received by the Obligor shall be delivered in kind to the Secured Party for deposit to a deposit account (the “Collateral Account”) of the Obligor maintained at the Obligor’s bank for the benefit of the Secured Party, for and on behalf of the Purchasers, and the Obligor shall hold all such proceeds in express trust for the benefit of the Purchasers until delivery thereof is made to the Secured Party. All amounts so held by the Secured Party or by the Obligor in trust for the Secured Party, for the benefit of the Purchasers and all income in respect thereof will continue to be collateral security for the Obligations and will not constitute payment thereof until approved as hereinafter provided. No funds, other than proceeds of Collateral, will be deposited in the Collateral Account.

(l)	Following the Secured Party’s exercise of the remedy provided for in paragraph 5(k) hereof, the Secured Party shall have the right but not the obligation to apply any amount held in the Collateral Account to the payment of any Obligations which are due and payable or payable upon demand in such order as the Secured Party may determine in accordance with the term and conditions of the Agency and Interlender Agreement. The Secured Party may at any time transfer to the Obligor’s general demand deposit accounts any or all of the collected funds in the Collateral Account; provided, however, that any such transfer shall not be deemed to be a waiver or modification of any of the Secured Party’s rights under this paragraph 5.

(m)	The Obligor shall not, unless the Obligor shall reasonably and in good faith determine (and notice of such determination, in form and substance satisfactory to the Purchasers, shall have been delivered to the Secured Party) that any of the Intellectual Property is not material to the business of the Obligor and has negligible economic value, do any act, or omit to do any act, whereby any of the Intellectual Property may lapse or become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, as the case may be.

(n)	The Obligor shall notify the Secured Party promptly if it knows, or has reason to believe, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, or of any materially adverse determination or development regarding the Obligor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same.

(o)	At the reasonable request of the Secured Party, the Obligor shall execute and deliver to the Secured Party any document required to acknowledge or register or perfect the Secured Party’s interest in any part of the Intellectual Property Collateral.

(p)	The Obligor shall defend the title to the Collateral against all Persons and shall, upon reasonable demand by the Secured Party, furnish further assurance of title and execute any written instruments or do any other acts necessary to make effective the purposes and provisions of this Agreement.

(q)	The Obligor shall ensure that the representations and warranties set forth in paragraph 4 hereof will be true and correct at all times.

6. The Obligor will maintain or cause to be maintained with reputable insurance companies insurance with respect to the Collateral against such casualties and contingencies and of such types and in such amounts as are required under the Debentures.

7. The Obligor shall not create or suffer to exist any lien upon any of the Collateral to secure any indebtedness or liabilities of any Person, except: (i) for the mortgages, charges and security interest created by this Agreement; (ii) for the Permitted Encumbrances; (iii) as may be permitted by the Debentures; (iv) for those permitted liens expressly consent to in writing by the Secured Party; and (v) specifically excludes purchase money security interests in equipment, inventory, or leases for equipment or machinery.

8. If an Event of Default shall have occurred and be continuing, (i) the Secured Party may notify any parties obligated on any of the Collateral to make any payment to the Secured Party, for and on behalf of the Purchasers, of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby, (ii) upon written request of the Secured Party, the Obligor will, at its own expense, notify any parties obligated on any of the Collateral to make any payment to the Secured Party, for and on behalf of the Purchasers, of any amounts due or to become due thereunder, and (iii) any payment or other proceeds received by the Obligor from any party obligated on any of the Collateral shall be held by the Obligor in trust for the Secured Party, for and on behalf of the Purchasers, and paid over to the Secured Party, for and on behalf of the Purchasers, forthwith upon request.

9. The Obligor agrees that, forthwith upon request by the Secured Party, from time to time at its own expense, the Obligor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary and reasonably requested by the Secured Party in order to perfect, preserve and protect any mortgages, charges and security interest created, granted or purported to be created or granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Obligor will:

(a)	If reasonably requested by the Secured Party, mark conspicuously each chattel paper included in the Receivables and each related contract with a legend, in form and substance satisfactory to the Secured Party, indicating that such document, chattel paper or related contract is subject to the security interest granted hereby.

(b)	If reasonably requested by the Secured Party, if any Receivable shall be evidenced by a promissory note or other instrument, negotiable document or chattel paper, deliver and pledge to the Secured Party hereunder such promissory note, instrument, negotiable document or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Secured Party.

(c)	Execute and file such financing or financing change statements, or amendments thereto (including, without limitation, any assignment of claim from or other formality under or pursuant to the Financial Administration Act (Canada) or similar provincial or territorial legislation), and such other instruments or notices, as may be necessary and reasonably requested by the Secured Party in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Secured Party, for and on behalf of the Purchasers, hereby.

(d)	Furnish to the Secured Party, from time to time at the Secured Party’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

(e)	Direct the issuer of any certificated securities included in or relating to the Collateral as the Secured Party may specify in its request to register the applicable security certificate in the name of the Secured Party or such nominee as they may direct.

(f)	Direct the issuer of any uncertificated securities included in or relating to the Collateral as the Secured Party may specify in its request to register in the books and records of such issuer the Secured Party or such nominee as they may direct as the registered owner of the uncertificated security.

(g)	Direct the securities intermediary for any security entitlements in respect of financial assets deposited in or credited to a securities account included in or relating to the Collateral as the Secured Party may specify in its request to transfer any or all of the financial assets to which such security entitlements relate as the Secured Party may specify.

Notwithstanding the foregoing, the Secured Party will be entitled, but not bound or required, to exercise any of the rights that any holder of the above may at any time have. The Secured Party will not be responsible for any loss occasioned by its exercise of such rights or by failure to exercise the same within the time limited for the exercise thereof other than any loss resulting from the gross negligence or wilful misconduct of the Secured Party.

With respect to the foregoing and the grant of the security interest hereunder, the Obligor hereby authorizes the Secured Party, for and on behalf of the Purchasers, to file one or more financing or financing change statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Obligor, where permitted by law. The Secured Party shall provide a copy of such statement to the Obligor together with details of registration thereof. A photographic or other reproduction of this Agreement or any financing statement covering the Collateral, or any part thereof shall be sufficient as a financing statement, where permitted by law.

10. The Obligor agrees that forthwith, upon request from time to time by the Secured Party acting reasonably, the Obligor shall give its consent in writing to:

(a)	The entering into by any issuer of any uncertificated securities included in or relating to the Collateral as the Secured Party may specify in its request, of a Control Agreement with the Secured Party in respect of such uncertificated securities, which consent may be incorporated into an agreement to which such issuer, the Secured Party and the Obligor are parties.

(b)	The entering into by any securities intermediary for any security entitlements in respect of the financial assets deposited in or credited to a securities account included in or relating to the Collateral as the Secured Party may specify in its request, of a Control Agreement with the Secured Party in respect of such security entitlements which consent may be incorporated into an agreement to which such securities intermediary, the Secured Party and the Obligor are parties.

11. The Obligor agrees that it shall not consent to:

(a)	The entering into by any issuer of any uncertificated securities included in or relating to the Collateral of a Control Agreement in respect of such uncertificated securities with any Person other than the Secured Party or such nominee or agent as they may direct.

(b)	The entering into by any securities intermediary for any security entitlements in respect of the financial assets deposited in or credited to a securities account included in or relating to the Collateral of a Control Agreement with respect to such securities accounts or security entitlements with any Person other than the Secured Party or such nominee or agent as they may direct.

12. If an Event of Default shall have occurred and be continuing, the Obligor may use the Collateral in any lawful manner not inconsistent with this Agreement, the Debentures, or Agency and Interlender Agreement, as applicable, and the Secured Party and its representatives shall have the right to inspect the operations of the Obligor, its books and records and the Collateral at anytime during normal business hours upon providing twenty four (24) hours’ reasonable notice to the Obligor.

13. If an Event of Default shall have occurred and be continuing, the Secured Party, for and on behalf of the Purchasers, may have any Collateral comprising instruments, shares, stock, equity interests, warrants, bonds, debentures, debenture stock or other securities, registered in its name or in the name of its nominee and will be entitled but not bound or required to exercise any of the rights that any holder of such securities may at any time have, but the Secured Party shall not be responsible for any loss occasioned by the exercise of any of such rights or by failure to exercise the same within the time limit for the exercise thereof save and except for the gross negligence or wilful misconduct of the Secured Party.

14. Upon the Obligor’s failure to perform any of its duties hereunder the Secured Party may, but shall not be obliged to, perform any or all of such duties, without waiving any rights to enforce this Agreement, and the Obligor shall pay to the Secured Party, for and on behalf of the Purchasers, forthwith upon written demand therefor, an amount equal to the reasonable costs, fees and expenses incurred by the Secured Party in so doing plus interest thereon from the date such costs, fees and expenses are incurred until paid at the rate or rates set out in the Debentures.

15. If an Event of Default shall have occurred and be continuing, the security hereby granted shall immediately become enforceable and the Secured Party may, in accordance with the terms and conditions of the Agency and Interlender Agreement, forthwith or at any time thereafter:

(a)	Declare any or all of the Obligations not then due and payable to be immediately due and payable in accordance with the terms of the Debentures and, in such event, such Obligations shall be forthwith due and payable to the Secured Party, for and on behalf of the Purchasers, without presentment protest or notice of dishonour.

(b)	Commence legal action to enforce payment or performance of the Obligations.

(c)	Require the Obligor to disclose to the Secured Party the location or locations of the Collateral and the Obligor agrees to make such disclosure when so required by the Secured Party.

(d)	Require the Obligor, at the Obligor’s sole expense, to assemble the Collateral and deliver or make the Collateral available at a place or places designated by the Secured Party to the Obligor that is reasonably convenient for the Obligor, and the Obligor agrees to so assemble, deliver or make available the Collateral.

(e)	Enter any premises where the Collateral may be situated and take possession of the Collateral by any method permitted by law.

(f)	Repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Obligor or otherwise and take such steps as it considers necessary to maintain, preserve or protect the Collateral.

(g)	Seize, collect, realize or dispose of the Collateral or any part thereof by private sale, public sale, lease, or otherwise upon such terms and conditions as the Secured Party may determine in accordance with the terms and conditions of the Agency and Interlender Agreement.

(h)	Carry on all or any part of the business or businesses of the Obligor and may, to the exclusion of all others, enter upon, occupy and use all or any of such premises, buildings, plant, undertaking and other property of or used by the Obligor as part of or for such time and in accordance with the terms and conditions of the Agency and Interlender Agreement, free of charge, and the Secured Party shall not be liable to the Obligor for any act, omission, or negligence (other than gross negligence or wilful misconduct) in so doing or for any rent, charges, depreciation, damages or other amount in connection therewith or resulting therefrom and any sums expended by the Secured Party shall bear interest at the rate or rates set out in the Debentures.

(i)	File such proofs of claim or other documents as may be necessary or desirable to have its claim lodged in any bankruptcy, winding-up, liquidation, dissolution or other proceedings (voluntary or otherwise) relating to the Obligor.

(j)	Borrow money for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Collateral and mortgage, charge, pledge or grant a security interest in the Collateral, whether or not in priority to the security created herein, to secure repayment of any money so borrowed.

(k)	Where the Collateral has been disposed of by the Secured Party, for and on behalf of the Purchasers, as provided in paragraph 15(g), commence legal action against the Obligor for any deficiency.

(l)	Pay or discharge any Lien or claims by any Person in the Collateral and the amount so paid shall be added to the Obligations and secured hereby and shall bear interest at the rate or rates set out in the Debentures until payment thereof.

(m)	Take any other action, suit, remedy or proceeding authorized or permitted by this Agreement, the PPSA or by law or equity.

(n)	To the extent permitted by Applicable Law, transfer any securities forming part of the Collateral into the name of the Secured Party, or its nominee, for and on behalf of the Purchasers, with or without disclosing that the securities are subject to a security interest and cause the Secured Party or its nominee, for and on behalf of the Purchasers, to become the entitlement holder with respect to any security entitlements forming part of the Collateral.

(o)	Sell, transfer or use any investment property included in the Collateral of which the Secured Party or its agent has “control” within the meaning of Section 1(2) of the PPSA.

16. Where required to do so by the PPSA or other Applicable Law, the Secured Party shall give to the Obligor the minimum written notice required by the PPSA or other Applicable Law of any intended disposition of the Collateral.

17. Any notice or communication to be given under this Agreement to the Obligor or the Secured Party shall be effective if given in accordance with the provisions of the Agency and Interlender Agreement as to the giving of notice, and the Obligor and the Secured Party may change their respective address for notices in accordance with the said provisions.

18. If the Secured Party is entitled to exercise its rights and remedies in accordance with paragraph 15 hereof, the Secured Party may take proceedings in any court of competent jurisdiction for the appointment of a receiver (which term shall include a receiver and manager) (each herein referred to as a “Receiver”) of the Collateral or may by appointment in writing appoint any Person to be a Receiver of the Collateral and may remove any Receiver so appointed by the Secured Party and appoint another in its stead; and any such Receiver appointed by instrument in writing shall have powers of the Secured Party set out in subparagraphs 15(b) to (l), inclusive, including, without limitation, the power (i) to take possession of the Collateral, (ii) to carry on the business of the Obligor, (iii) to borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business of the Obligor on the security of the Collateral in priority to the security interest created under this Agreement, and (iv) to sell, lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, either for cash or upon credit, in accordance with the terms and conditions of the Agency and Interlender Agreement; provided that, to the extent permitted and in the manner prescribed by law any such Receiver shall be deemed the agent of the Obligor and no Purchaser shall be in any way responsible for any misconduct or negligence of any such Receiver.

19. Any proceeds of any disposition of any Collateral may be applied by the Secured Party to the payment of reasonable expenses incurred in connection with retaking, holding, repairing, processing, preparing for disposition and disposing of the Collateral (including the remuneration of any Receiver appointed pursuant to paragraph 18, solicitor’s fees on a substantial indemnity basis and legal expenses and any other expenses), and any balance of such proceeds shall be applied by the Secured Party towards the payment of the Obligations in such order of application as the Purchasers may from time to time elect, subject to the provisions of the Agency and Interlender Agreement. All such expenses and all amounts borrowed on the security of the Collateral under paragraphs 15 and 18 hereof shall bear interest at the rate or rates set out in the Debentures. If the disposition of the Collateral fails to satisfy the Obligations and the expenses incurred by the Purchasers, the Obligor shall be liable to pay any deficiency to the Purchasers on demand.

20. Subject to Applicable Law, the Secured Party is authorized, in connection with any offer or sale of any securities forming part of the Collateral, to comply with any limitation or restriction as it may be advised by counsel is necessary to comply with Applicable Law, including compliance with procedures that may restrict the number of prospective bidders and purchasers, requiring that prospective bidders and purchasers have certain qualifications and restricting prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such securities. Subject to Applicable Law, the Secured Party will not be liable or accountable to the Obligor for any discount, on commercially reasonable terms, allowed by reason of the fact that such securities are sold in compliance with any such limitation or restriction.

21. The Obligor further agrees and acknowledges as follows:

(a)	The Obligor shall not be discharged by any extension of time, additional advances, renewals and extensions, the taking of further security, releasing security, extinguishment of the security interest as to all or any part of the Collateral, or any other act except a release or discharge of the security interest upon the full payment of the Obligations including reasonable charges, expenses, fees, costs and interest.

(b)	Any failure by the Secured Party to exercise any right set out in this Agreement shall not constitute a waiver thereof; nothing in this Agreement or in the Obligations shall preclude any other remedy by action or otherwise for the enforcement of this Agreement or the payment in full of the Obligations.

(c)	The Secured Party may waive, in whole or in part, any breach by the Obligor of any of the provisions of this Agreement, any default by the Obligor in payment or performance of any of the Obligations or any of its rights and remedies, whether provided for herein or otherwise, provided that no such waiver shall be effective unless given by the Secured Party to the Obligor in writing.

(d)	No waiver given in accordance with paragraph 21(c) shall be a waiver of any other or subsequent breach by the Obligor of any of the provisions of this Agreement, of any other or subsequent default by the Obligor in payment or performance of any of the Obligations or any of the rights and remedies of the Secured Party, whether provided for herein or otherwise.

(e)	All rights of the Secured Party and the Purchasers hereunder shall be assignable to the extent permitted under the Debentures and Agency and Interlender Agreement, as applicable.

(f)	The mortgage, charge and security interest created by this Agreement is intended to attach when this Agreement is signed by the Obligor with respect to all items of Collateral in which the Obligor has rights at that moment and shall attach to all other Collateral immediately upon the Obligor acquiring any rights therein.

(g)	Value has been given.

22. The Obligor acknowledges having received an executed copy of this Agreement and of the financing statement registered under the PPSA evidencing the security interest created hereby.

23. If an Event of Default shall have occurred and be continuing, the Obligor hereby irrevocably constitutes and appoints the Secured Party and each of its officers holding office from time to time as the true and lawful attorney of the Obligor with power of substitution in the name of the Obligor, to do any and all such acts and things or execute and deliver all such agreements, documents and instruments as the Secured Party, in its sole discretion, considers necessary or desirable to carry out the provisions and purposes of this Agreement or to exercise any of its rights and remedies hereunder, and to do all acts or things necessary to realize or collect the proceeds, including, without limitation:

(a)	To ask, demand, collect, sue for, recover, compromise, receive and give a quittance and receipts for moneys due and to become due under or in respect of any of the Collateral.

(b)	To receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above.

(c)	To file any claims or take any action or institute any proceedings which the Secured Party may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Purchasers with respect to any of the Collateral.

(d)	To perform the affirmative obligations of the Obligor hereunder.

The Obligor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this paragraph is irrevocable (until termination of the security interest hereunder) and coupled with an interest. The Obligor hereby ratifies and agrees to ratify all acts of any such attorney taken or done in accordance with this paragraph. The Secured Party agrees that it shall not exercise the power of attorney granted pursuant to this paragraph 23 unless an Event of Default has occurred and is continuing.

24. The powers conferred on the Secured Party, for and on behalf of the Purchasers, hereunder are solely to protect their interests in the Collateral and shall not impose any duty on the Secured Party to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

25. Notwithstanding any other term or condition of this Agreement, this Agreement shall not relieve the Obligor or any other party to any of the Collateral from the observance or performance of any term, covenant, condition or agreement on its part to be observed or performed thereunder or from any liability to any other party or parties thereto or impose any obligation on the Secured Party to observe or perform any such term, covenant, condition or agreement to be so observed or performed, and the Obligor hereby agrees to indemnify and hold harmless the Secured Party from and against any and all losses, liabilities (including liabilities for penalties), costs and expenses which may be incurred by the Secured Party under or in respect of the Collateral and from all claims, alleged obligation or undertaking on its part to observe, perform or discharge any of the terms, covenants and agreements contained in or with respect to the Collateral. The Secured Party may, at its option, perform any term, covenant, condition or agreement on the part of the Obligor to be performed under or in respect of the Collateral (and/or enforce any of the rights of the Obligor thereunder) without thereby waiving any rights to enforce this Agreement. Nothing contained in this paragraph 25 shall be deemed to constitute the Secured Party the mortgagee in possession of the Collateral or the lessee under any lease or agreement to lease unless the Secured Party has agreed to become such mortgagee in possession or to be a lessee.

26. All rights of the Secured Party and Purchasers, as applicable, hereunder shall enure to the benefit of their respective successors and permitted assigns, provided that the Secured Party nor any Purchaser shall be entitled to transfer or assign any of its right, title or interest in, to, or arising under this Agreement except in accordance with the provisions governing assignment contained in the Agency and Interlender Agreement and Debentures, as applicable, and all obligations of the Obligor hereunder shall bind the Obligor and its successors and assigns.

27. The Obligor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties hereto that the security interest created hereby (i) shall extend to “Collateral” (as that term is herein defined) owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any “Collateral” thereafter owned or acquired by the amalgamated corporation, such that the term the “Obligor” when used herein would apply to each of the amalgamating corporations and the amalgamated corporation and (ii) shall secure the “Obligations” (as that term is herein defined) of each of the amalgamating corporations and the amalgamated corporation to the Secured Party and/or Purchasers, as applicable, at the time of amalgamation and any “Obligations” of the amalgamated corporation to the Secured Party and/or Purchasers, as applicable, thereafter arising. The security interest shall attach to the additional “Collateral” at the time of amalgamation and to any “Collateral” thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

28. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

29. In the event of any conflict between the provisions hereunder and the provisions of the Debentures and/or Agency and Interlender Agreement, as applicable, then, notwithstanding anything contained in this Agreement, the provisions contained in the Debentures and/or Agency and Interlender Agreement, as applicable, shall prevail and the provisions of this Agreement will be deemed to be amended to the extent necessary to eliminate such conflict. If any act or omission of the Obligor is expressly permitted under the Debentures and/or Agency and Interlender Agreement, as applicable, but is expressly prohibited hereunder, such act or omission shall be permitted. If any act or omission is expressly prohibited hereunder, but the Debentures and/or Agency and Interlender Agreement, as applicable, does not expressly permit such act or omission, or if any act is expressly required to be performed hereunder but the Debentures and/or Agency and Interlender Agreement, as applicable, does not expressly relieve the Obligor from such performance, such circumstance shall not constitute a conflict between the applicable provisions hereunder and the provisions of the Debentures and/or Agency and Interlender Agreement, as applicable.

30. This Agreement and the security interest, assignment and mortgage and charge granted hereby are in addition to and not in substitution for any other security now or hereafter held by the Secured Party, for and on behalf of the Purchaser, and this Agreement is a continuing agreement and security that will remain in full force and effect until discharged by the Secured Party, for and on behalf of the Purchaser.

31. The Obligor shall be entitled to a release and discharge of this Agreement and the security interest, assignment and mortgage and charge granted hereby upon full payment and satisfaction of all Obligations and upon written request by the Obligor at the Obligor’s expense.

32. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

33. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUANTUM BIOPHARMA LTD.,		[●]
as Obligor		as Secured Party

By		By
Name:	Zeeshan Saeed	Name: [●]
Title:	Chief Executive Officer	Title: [●]

Address for Notices:		Address for Notices:
Quantum Biopharma Ltd.		[●]
55 University Avenue, Suite 1003		[●]
Toronto, Ontario, M5J 2H7		[●]

Attention: Zeeshan Saeed		Attention: [●]
Email: zsaeed@quantumbiopharma.com		Email: [●]

Schedule I

Location of Collateral

55 University Avenue, Suite 1003, Toronto, Ontario, M5J 2H7